Exhibit 3.1

FORM NO. 7

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF INCREASE OF SHARE CAPITAL

OF

(Hereinafter referred to as “the Company”)

DEPOSITED in the office of the Registrar of Companies on the 10th day of June 2014, in accordance with the provisions of section 45(3) of the Companies Act 1981.

Minimum Share Capital of the Company	$12,000.00
Authorized Share Capital of the Company	$100,000,000.00
Increase of Share Capital as authorized by By a resolution passed at a general Meeting of the Company on the 30th day of May 2014	$100,000,000.00

AUTHORIZED SHARE CAPITAL AS INCREASED	$200,000,000.00

DULY STAMPED in the amount of BD$                                 being the stamp duty payable on the amount of increase of share capital of the Company in accordance with the provisions of the Stamp Duties Act, 1976.

/s/ Kim Armstrong
Resident Representative

DATED THIS 9th day of, June 2014

NOTE:	This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the share capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.